UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549




                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 5)(1)


                           The Leather Factory, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                        Common Stock, $.0024, Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   522126101
--------------------------------------------------------------------------------
                                 (CUSIP Number)









----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  522126101                           13G          Page 2   of 5  Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     The Leather Factory, Inc. Employees' Stock Ownership Plan and Trust

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
     Not Applicable
_______________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Texas, USA
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           692,606
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          None
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         692,606
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            None
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     692,606
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
     Not applicable
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     7.03
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     EP
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.  (a)      Name of Issuer:
                  --------------

                  The Leather Factory, Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  3847 East Loop 820 South
                  Fort Worth, Texas 76119

Item 2.  (a)      Name of Person Filing:
                  ---------------------

                  The Leather Factory, Inc. Employees' Stock Ownership Plan and Trust

         (b)      Address of Principal Business Office or, if none, Residence:
                  -----------------------------------------------------------

                  Frost National Bank
                  201 East Abram, Suite 150
                  Arlington, TX  76010

         (c)      Citizenship:
                  -----------

                  Not Applicable

         (d)      Title of Class of Securities:
                  ----------------------------

                  Common Stock, $0.0024 par value

         (e)      CUSIP Number:
                  ------------

                  522126101

Item 3.  Type of Reporting Person:
         ------------------------

         Employee Benefit Plan


Item 4.  Ownership:
         ---------

         (a)      Amount Beneficially Owned:


                  692,606 shares of Common Stock



                               Page 3 of 5 Pages
                               -----------------

         (b)      Percent of Class:

                  7.03

         (c)      Number of Shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           692,606

                  (ii)     Shared power to vote or to direct the vote:
                           -0-

                  (iii) Sole power to dispose or to direct the disposition of: 692,606

                  (iv) Shared power to dispose or to direct the disposition of: -0-


Item 5.  Ownership of Five Percent or Less of a Class:
         --------------------------------------------

         Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:
         ---------------------------------------------------------------

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
         -------------------------------------------------------------

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group:
         ---------------------------------------------------------

         Not Applicable.

Item 9.  Notice of Dissolution of Group:
         ------------------------------

         Not Applicable.

Item 10. Certification:
         -------------

         Not Applicable.


                               Page 4 of 5 Pages
                               -----------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 20, 1999
                                    The Leather Factory, Inc. Employees'
                                    Stock Ownership Plan and Trust

                                    By: Frost National Bank, Trustee



                                    By:  /s/ Dennis McQuiston
                                         ---------------------------------------
                                         Dennis McQuiston, Senior Vice President